Marathon Oil Reports Second Quarter 2017 Results
Outstanding Operational Results Drive 7% Sequential Oil Growth;
Raising 2017 Production Guidance with Greater Capital Efficiency

HOUSTON, Aug. 2, 2017 - Marathon Oil Corporation (NYSE:MRO) today reported a second quarter 2017 net loss of $139 million, or $0.16 per diluted share, which includes the impact of certain items not typically represented in analysts' earnings estimates and that would otherwise affect comparability of results. The adjusted net loss was $145 million, or $0.17 per diluted share. Net operating cash flow was $422 million, or $471 million before changes in working capital.

Highlights

•	Total Company production from continuing operations increased 6% sequentially to 349,000 net boed, excluding 11,000 net boed from Libya; oil grew 7% excluding Libya

•	U.S. resource play production grew 6% sequentially, averaging 202,000 net boed

•
Oklahoma Resource Basin production grew 11% sequentially with continued focus on leasehold, delineation and infill spacing; 6 new standard lateral wells from the high-density Hansens STACK pilot delivered average 30-day IPs of 915 boed (55% oil)

•	Eagle Ford production up sequentially with fewer wells to sales due to outstanding new well performance; top 10 wells to sales had 30-day IPs averaging 2,340 boed (69% oil)

•	First two Bakken Hector wells with enhanced completion designs achieved 30-day IPs averaging 2,500 boed (85% oil)

•	Successful first MRO-designed completion in Northern Delaware achieved 30-day IP of 1,500 boed (72% oil), pushing delineation farther west in Eddy County

•	Ended the quarter with $2.6 billion of cash on the balance sheet, up from the previous quarter

"With outstanding operational results across all our assets in the second quarter, we delivered on our commitment to resume sequential growth with total Company production, excluding Libya, and the U.S. resource plays increasing 6 percent," said Marathon Oil President and CEO Lee Tillman. "We also made important progress on several key strategic objectives in the resource plays, while exceeding expectations on efficiency, base performance and new well productivity.

"As a result, we're increasing our full-year total Company oil and BOE production growth guidance of 6 percent at the midpoint, adjusted for divestitures, to 7 percent, as well as increasing our 20 to 25 percent exit rate growth in the U.S. resource plays to 23 to 27 percent growth, all within a 10 percent lower capital budget.

"Our operational momentum has us well positioned to continue our sequential growth in the resource plays into 2018, with an objective to live within cash flows."

U.S. E&P
U.S. E&P production available for sale averaged 222,000 net barrels of oil equivalent per day (boed) for second quarter 2017, up 7 percent compared to 208,000 net boed in the prior quarter and up 9 percent from the year-ago quarter, adjusted for dispositions. Second quarter unit production costs were $5.86 per barrel of oil equivalent (boe).

OKLAHOMA RESOURCE BASINS: The Company's unconventional Oklahoma production increased 11 percent to 49,000 net boed during second quarter 2017, compared to 44,000 net boed in the prior quarter and up more than 80 percent from the year-ago quarter. Marathon Oil's second STACK infill spacing pilot, the Hansens pad located in the normally pressured Meramec black oil window east of the Yost pad, tested a tighter well spacing design. The six new standard lateral wells had 30-day initial production (IP) rates averaging 915 boed (55% oil). The Company also continued delineation and leasehold activity with strong results, including a STACK Meramec extended-lateral well, the Chapman, which achieved a 30-day IP averaging 3,185 boed (52% oil) expanding the volatile oil window farther west in Blaine County.

EAGLE FORD: Marathon Oil's production in the Eagle Ford averaged 100,000 net boed in second quarter 2017, up from 99,000 net boed in the prior quarter. The Company brought 41 gross Company-operated wells to sales in the second quarter, compared to 47 wells to sales in the previous quarter. The top 10 wells to sales had 30-day IP rates averaging 2,340 boed (69% oil). During the quarter, a new Company record was set again for the fastest well drilled in the Eagle Ford at a rate of more than 4,200 feet per day.

BAKKEN: In second quarter 2017, Marathon Oil's Bakken production averaged 49,000 net boed, compared to 48,000 net boed in the prior quarter. The Company's first two Hector wells with enhanced completion designs are performing above expectations with 30-day IP rates averaging 2,500 boed (85% oil). Seven Myrmidon wells were brought to sales in July with 24-hour IP rates averaging over 4,000 net boed (78% oil).

NORTHERN DELAWARE: The Company's Northern Delaware production averaged 4,000 net boed in second quarter 2017, reflecting the May 1 closing of BC Operating assets and June 1 closing of Black Mountain assets. During the second quarter, the Company brought online its first well with a Marathon Oil-designed completion. The Cypress 1H well, a Wolfcamp X-Y well in Eddy County, was a western delineation test that achieved a 30-day IP rate averaging 1,500 boed (72% oil) from a 4,600-foot lateral. The Black River well, a Wolfcamp X-Y well with a 9,400-foot lateral, was brought online in early second quarter and has a 90-day IP rate of 1,275 boed (73% oil).

International E&P
International E&P production available for sale (excluding Libya) averaged 127,000 net boed for second quarter 2017, up 4 percent compared to 122,000 net boed in the prior quarter, and up 6 percent over the year-ago quarter. Second quarter 2017 unit production costs (excluding Libya) were $4.03 per boe. Equatorial Guinea production available for sale averaged 107,000 net boed in second quarter 2017 compared to 105,000 net boed in the previous quarter. U.K. production available for sale averaged 18,000 net boed in second quarter 2017, up 20 percent compared to 15,000 net boed in the previous quarter. Marathon Oil had two liftings in Libya, with production available for sale averaging 11,000 net boed in the second quarter.

Guidance
Marathon Oil expects third quarter 2017 U.S. E&P production available for sale to average 230,000 to 240,000 net boed. Third quarter International E&P production available for sale, excluding Libya, is expected to be within a range of 115,000 to 125,000 net boed including scheduled turnarounds in the U.K.

Marathon Oil expects its 2017 capital program to be in a range of $2.1 to $2.2 billion, down from $2.4 billion. The Company raised its full-year 2017 production available for sale forecast from the combined U.S. and International E&P segments, excluding Libya, to a range of 345,000 to 360,000 net boed, an increase to 7 percent at the midpoint on a divestiture-adjusted basis. U.S. resource plays are expected to exit the year with both oil and BOE production 23 to 27 percent higher than fourth quarter 2016, up from the previous estimate of 20 to 25 percent growth.

Corporate
Net cash provided by operating activities from continuing operations was $422 million during second quarter 2017, and net cash provided by continuing operations before changes in working capital was $471 million. Cash additions to property, plant and equipment were $492 million in second quarter 2017. In the second quarter, adjusted net loss and operating cash flow before working capital included expenses of approximately $26 million due to accruals for a legal matter, and sales-and-use tax assessments related to previous tax periods.

Total liquidity as of June 30 was $5.9 billion, which consists of $2.6 billion in cash and cash equivalents and an undrawn revolving credit facility of $3.3 billion. In June, the Company extended the maturity of its undrawn revolving credit facility by one year to 2021, and in July it upsized the credit facility from $3.3 billion to $3.4 billion.

In July the Company priced an offering of $1 billion of 4.4 percent Senior Notes due in 2027. The net proceeds from the offering plus existing cash on hand will be used to redeem Senior Notes due in 2017, 2018 and 2019. The redemption of these notes will be completed on Aug. 14, 2017. The offering and redemption will result in a reduction in total gross debt of approximately $750 million, generate annual cash interest savings of approximately $60 million, and extend the maturity schedule. In July, Marathon Oil also terminated $750 million in interest rate hedges for cash proceeds of $54 million.

The Company's webcast commentary and associated slides related to Marathon Oil's financial and operational review, as well as the Quarterly Investor Packet, will be posted to the Company's website at http://ir.marathonoil.com as soon as practicable following this release today, Aug. 2. The Company will conduct a question and answer webcast/call on Thursday, Aug. 3, at 10:00 a.m. ET. The associated commentary and answers to questions will include forward-looking information. To listen to the live webcast, visit the Marathon Oil website at http://www.marathonoil.com. The audio replay of the webcast will be posted by Aug. 4.

# # #
Non-GAAP Measures
In analyzing and planning for its business, Marathon Oil supplements its use of GAAP financial measures with non-GAAP financial measures, including adjusted net income (loss) and net cash provided by operations before changes in working capital, to evaluate the Company's financial performance between periods and to compare the Company's performance to certain competitors. Management also uses net cash provided by operations before changes in working capital to demonstrate the Company's ability to internally fund capital expenditures, pay dividends and service debt. The Company considers adjusted net income (loss) as another way to meaningfully represent our operational performance for the period presented; consequently, it excludes the impact of mark-to-market accounting, impairment charges, dispositions, pension settlements, and other items that could be considered “non-operating” or “non-core” in nature. These non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with GAAP results may provide a more complete understanding of factors and trends affecting the business and are a useful tool to help management and investors make informed decisions about Marathon Oil's financial and operating performance. These measures should not be considered substitutes for their most directly comparable GAAP financial measures. See the tables below for reconciliations between each non-GAAP financial measure and its most directly comparable GAAP financial measure. Marathon Oil strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

Forward-looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including without limitation statements regarding the Company's future performance, business strategy, asset quality, drilling plans, production guidance, capital plans, use of proceeds from the Company's debt offering, and other plans and objectives for future operations, are forward-looking statements. Words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "guidance," "intend," "may," "plan," "project," "seek," "should," "target," "will," "would," or similar words may be used to identify forward-looking statements; however, the absence of these words does not mean that the statements are not forward-looking. While the Company believes its assumptions concerning future events are reasonable, a number of factors could cause actual results to differ materially from those projected, including, but not limited to: conditions in the oil and gas industry, including supply/demand levels and the resulting impact on price; changes in expected reserve or production levels; changes in political or economic conditions in the jurisdictions in which the Company operates; risks related to the Company's hedging activities; capital available for exploration and development; the inability for any party to satisfy closing conditions with respect to the disposition; drilling and operating risks; well production timing; availability of drilling rigs, materials and labor, including associated costs; difficulty in obtaining necessary approvals and permits; non-performance by third parties of contractual obligations; unforeseen hazards such as weather conditions, acts of war or terrorist acts and the government or military response thereto; cyber-attacks; changes in safety, health, environmental, tax and other regulations; other geological, operating and economic considerations; and the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s 2016 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases, available at www.marathonoil.com. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Media Relations Contact:
Lee Warren: 713-296-4103

Investor Relations Contact:
Zach Dailey: 713-296-4140

Consolidated Statements of Income (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
(In millions, except per share data)	2017	2017	2016
Revenues and other income:
Sales and other operating revenues, including related party	$958	$954	$685
Marketing revenues	35	34	76
Income from equity method investments	51	69	37
Net gain (loss) on disposal of assets	6	1	294
Other income	9	14	11
Total revenues and other income	1,059	1,072	1,103
Costs and expenses:
Production	176	151	185
Marketing, including purchases from related parties	38	34	75
Other operating	111	89	87
Exploration	30	28	182
Depreciation, depletion and amortization	592	556	512
Impairments	—	4	—
Taxes other than income	45	39	35
General and administrative	93	109	131
Total costs and expenses	1,085	1,010	1,207
Income (loss) from operations	(26)	62	(104)
Net interest and other	(86)	(78)	(88)
Income (loss) from continuing operations before income taxes	(112)	(16)	(192)
Provision (Benefit) for income taxes	41	34	(54)
Income (loss) from continuing operations	(153)	(50)	(138)
Discontinued operations (a)	14	(4,907)	(32)
Net income (loss)	$(139)	$(4,957)	$(170)
Adjustments for special items from continuing operations (pre-tax):
Net (gain) loss on dispositions	(6)	—	(296)
Unproved property impairments	—	—	118
Pension settlement	3	14	31
Unrealized (gain) loss on derivative instruments	(43)	(77)	91
Other	(3)	1	15
Provision (benefit) for income taxes related to special items from continuing operations	—	—	15
Adjustments for special items from continuing operations:	$(49)	$(62)	$(26)
Adjusted net income (loss) from continuing operations (b)	$(202)	$(112)	$(164)
Adjustments for special items from discontinued operations (pre-tax):
Canadian oil sands business impairment (a)	—	6,636	—
Net (gain) loss on disposition (a)	43	—	—
Provision (benefit) for income taxes related to special items from discontinued operations (a)	—	(1,674)	—
Adjusted net income (loss) (b)	$(145)	$(57)	$(196)
Per diluted share:
Income (loss) from continuing operations	$(0.18)	$(0.06)	$(0.16)
Net Income (loss)	$(0.16)	$(5.84)	$(0.20)
Adjusted net income (loss) from continuing operations (b)	$(0.24)	$(0.13)	$(0.19)
Adjusted net income (loss) (b)	$(0.17)	$(0.07)	$(0.23)
Weighted average diluted shares	850	849	848
(a) The Company closed on its sale of the Canadian oil sands business in the second quarter of 2017. The Canadian oil sands business is reflected as discontinued operations in all periods presented. The discontinued operations presentation has not yet been audited; therefore, reported values are preliminary.
(b) Non-GAAP financial measure. See "Non-GAAP Measures" above for further discussion.

Supplemental Statistics (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
(in millions)	2017	2017	2016
Segment income (loss)
United States E&P	$(107)	$(79)	$(70)
International E&P	59	93	55
Segment income (loss)	(48)	14	(15)
Not allocated to segments	(105)	(64)	(123)
Loss from continuing operations	(153)	(50)	(138)
Discontinued operations (a)	14	(4,907)	(32)
Net income (loss)	$(139)	$(4,957)	$(170)
Exploration expenses
United States E&P	$30	$26	$37
International E&P	—	2	4
Segment exploration expenses	30	28	41
Not allocated to segments	—	—	141
Total	$30	$28	$182
Cash flows
Net cash provided by operating activities from continuing operations	$422	$501	$198
Minus: changes in working capital	(49)	(12)	(93)
Total net cash provided from continuing operations before changes in working capital (b)	$471	$513	$291
Net cash provided by operating activities from discontinued operations (a)	46	95	(16)

Cash additions to property, plant and equipment	$(492)	$(283)	$(287)
(a) The Company closed on its sale of the Canadian oil sands business in the second quarter of 2017. The Canadian oil sands business is reflected as discontinued operations in all periods presented. The discontinued operations presentation has not yet been audited; therefore, reported values are preliminary.
(b) Non-GAAP financial measure. See "Non-GAAP Measures" above for further discussion.

	Three Months Ended			Guidance(a)
	June 30	Mar. 31	June 30	Q3	Full Year
(mboed)	2017	2017	2016	2017	2017
Net production available for sale
United States E&P (a)	222	208	224	230-240
International E&P excluding Libya (b)	127	122	120	115-125
Total continuing operations, excluding Libya (b)	349	330	344		345-360
Libya	11	8	—
Total continuing operations	360	338	344
(a) The Company closed on asset sales of certain fields within New Mexico and West Texas in July, August, and October 2016, and certain Wyoming assets closed in June and November 2016.
(b) Libya is excluded because of the timing of future production and sales levels.

	Three Months Ended
	June 30	Mar. 31	June 30
(mboed)	2017	2017	2016
Net production available for sale
United States E&P	222	208	224
Less: Divestitures (a)	—	—	(21)
Divestiture-adjusted United States E&P	222	208	203
Divestiture-adjusted total continuing operations	360	338	323
Discontinued operations (b)	29	45	40
(a) Divestitures include the sale of certain New Mexico and West Texas assets in July, August, and October 2016, and Wyoming assets closed in June and November 2016. These production volumes have been removed from all periods shown in arriving at divestiture-adjusted United States E&P net production available for sale.

(b) The Company closed on its sale of the Canadian oil sands business on May 31, 2017. The Canadian oil sands business is reflected as discontinued operations in all periods presented. The discontinued operations presentation has not yet been audited; therefore, reported values are preliminary.

Supplemental Statistics (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
	2017	2017	2016
United States E&P - net sales volumes
Liquid hydrocarbons (mbbld)	165	158	173
Oklahoma resource basins	26	25	14
Eagle Ford	79	79	84
Bakken	45	44	49
Northern Delaware	3	—	—
Other United States (a)	12	10	26
Crude oil and condensate (mbbld)	125	118	135
Oklahoma resource basins	14	12	6
Eagle Ford	59	59	61
Bakken	39	39	44
Northern Delaware	2	—	—
Other United States (a)	11	8	24
Natural gas liquids (mbbld)	40	40	38
Oklahoma resource basins	12	13	8
Eagle Ford	20	20	23
Bakken	6	5	5
Northern Delaware	1	—	—
Other United States (a)	1	2	2
Natural gas (mmcfd)	341	304	310
Oklahoma resource basins	138	115	82
Eagle Ford	127	122	150
Bakken	25	21	24
Northern Delaware	7	—	—
Other United States (a)	44	46	54
Total United States E&P (mboed)	222	208	224
International E&P - net sales volumes
Liquid hydrocarbons (mbbld)	55	50	44
Equatorial Guinea	30	29	30
Libya	11	12	—
United Kingdom	13	7	14
Other International	1	2	—
Crude oil and condensate (mbbld)	43	37	33
Equatorial Guinea	18	18	19
Libya	11	12	—
United Kingdom	13	6	14
Other International	1	1	—
Natural gas liquids (mbbld)	12	13	11
Equatorial Guinea	12	12	11
United Kingdom	—	1	—
Natural gas (mmcfd)	478	461	457
Equatorial Guinea	452	438	430
United Kingdom (b)	26	23	27
Total International E&P (mboed)	135	126	120
Total Company continuing operations - net sales volumes (mboed)	357	334	344
Net sales volumes of equity method investees
LNG (mtd)	6,243	6,147	5,797
Methanol (mtd)	1,182	1,307	1,303
Condensate and LPG (boed)	11,608	14,546	11,306
(a) Includes Wyoming, New Mexico, and other conventional onshore U.S. production. The sale of certain Wyoming assets closed in June 2016 and November 2016, New Mexico and West Texas in July, August, and October 2016.

(b) Includes natural gas acquired for injection and subsequent resale.

Supplemental Statistics (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
	2017	2017	2016
United States E&P - average price realizations (a)
Liquid hydrocarbons ($ per bbl)	$39.00	$41.13	$35.07
Oklahoma resource basins	33.78	35.47	25.57
Eagle Ford	38.35	40.49	34.31
Bakken	42.22	44.79	38.38
Northern Delaware	37.58	—	—
Other United States (b)	42.72	43.81	36.27
Crude oil and condensate ($ per bbl) (c)	$45.81	$48.46	$40.77
Oklahoma resource basins	45.42	49.07	41.55
Eagle Ford	45.75	48.18	41.21
Bakken	46.20	48.75	42.00
Northern Delaware	43.38	—	—
Other United States (b)	45.71	48.24	37.27
Natural gas liquids ($ per bbl)	$17.61	$19.33	$14.84
Oklahoma resource basins	19.63	22.59	14.88
Eagle Ford	16.63	18.12	15.68
Bakken	15.16	15.35	7.73
Northern Delaware	17.54	—	—
Other United States (b)	23.78	21.52	23.64
Natural gas ($ per mcf) (d)	$3.05	$3.02	$1.96
Oklahoma resource basins	3.07	3.16	1.92
Eagle Ford	3.06	2.85	2.02
Bakken	3.14	3.27	1.77
Northern Delaware	2.72	—	—
Other United States (b)	2.92	3.03	1.95
International E&P - average price realizations
Liquid hydrocarbons ($ per bbl)	$37.11	$38.64	$32.11
Equatorial Guinea	24.30	26.52	27.28
Libya	50.94	58.36	—
United Kingdom	53.66	53.98	42.32
Other International	40.64	44.70	—
Crude oil and condensate ($ per bbl)	$47.04	$50.41	$42.21
Equatorial Guinea	39.73	43.27	41.46
Libya	50.94	58.36	—
United Kingdom	54.15	56.51	43.25
Other International	40.64	44.70	—
Natural gas liquids ($ per bbl)	$1.77	$3.86	$2.65
Equatorial Guinea (e)	1.00	1.00	1.00
United Kingdom	32.33	38.99	25.99
Natural gas ($ per mcf)	$0.57	$0.55	$0.53
Equatorial Guinea (e)	0.24	0.24	0.24
United Kingdom	6.27	6.33	5.06
Benchmark
WTI crude oil (per bbl)	$48.15	$51.78	$45.64
Brent (Europe) crude oil (per bbl)(f)	$49.67	$53.68	$45.52
Henry Hub natural gas (per mmbtu)(g)	$3.18	$3.32	$1.95
(a) Excludes gains or losses on derivative instruments.
(b) Includes Wyoming, New Mexico, and other conventional onshore U.S. production. The sale of certain Wyoming assets closed in June 2016 and November 2016, New Mexico and West Texas in July, August, and October 2016.

(c) Inclusion of realized gains on crude oil derivative instruments would have increased liquid hydrocarbons average price realizations by $1.07, $0.34, and $0.12, for the second and first quarter of 2017, and second quarter of 2016, respectively.
(d) Inclusion of realized gains (losses) on natural gas derivative instruments would have a minimal impact on average price realizations for the periods presented.
(e) Represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC and/or Equatorial Guinea LNG Holdings Limited, which are equity method investees. The Alba Plant LLC processes the NGLs and then sells secondary condensate, propane, and butane at market prices. Marathon Oil includes its share of income from each of these equity method investees in the International E&P segment.
(f) Average of monthly prices obtained from Energy Information Administration ("EIA") website.
(g) Settlement date average per mmbtu.